Exhibit 99.1

PRESS RELEASE

Autoliv Raises its Guidance

(Stockholm, March 22, 2010) — Autoliv Inc. (NYSE: ALV and SSE: ALIV), the worldwide leader in automotive safety, today announced that the Company is raising its sales and margin guidance for the first quarter 2010.

Autoliv now expects first quarter organic sales to grow by approximately 65% over the same quarter 2009 and its operating margin to improve to at least 11%. Consolidated net sales are expected to increase by approximately 85%, including acquisitions and provided that current exchange rates prevail.

At the beginning of the current quarter, Autoliv expected first quarter consolidated net sales to increase by more than 70%, with the organic sales portion growing by more than 50%, and an operating margin around 8.5%.

“The main reason for our revised guidance is better than expected sales, primarily in North America and Asia due to higher light vehicle production accompanied by a favorable mix and market share gains”, explained Autoliv’s CEO Jan Carlson.

Autoliv expects to update its indications for the full year 2010 on April 27, in connection with its financial report for the first quarter.

Inquiries:

Jan Carlson, President and CEO, Autoliv Inc. Tel +46 8-587 20 600

About Autoliv

Autoliv Inc., the worldwide leader in automotive safety systems, develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has 80 facilities with approximately 38,000 employees in 29 vehicle-producing countries. In addition, the Company has technical centers in ten countries around the world, with 21 test tracks, more than any other automotive safety supplier. Sales in 2009 amounted to US $5.1 billion. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OMX Nordic Exchange in Stockholm (ALIV sdb). For more information about Autoliv, please visit our company website at www.autoliv.com.

Autoliv Inc.	Autoliv Inc. c/o Autoliv Electronics
Klarabergsviadukten 70, Sec. E	26545 American Drive
P. O. Box 703 81, SE-107 24 Stockholm, Sweden	Southfield, MI 48034, USA
Tel +46 (8) 58 72 06 23, Fax +46 (8) 24 44 93	Tel +1 (248) 475-0427, Fax +1 (801) 625-6672
e-mail: mats.odman@autoliv.com	e-mail: ray.pekar@autoliv.com

PRESS RELEASE

Safe Harbor Statement

This press-release contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are those that address activities, events or developments that the Company or its management believes or anticipates may occur in the future, including statements relating to industry trends, business opportunities, sales contracts, sales backlog, and on-going commercial arrangements and discussions, as well as any statements about future operating performance or financial results. In some cases, you can identify these statements by forward-looking words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “might,” “will,” “should,” or the negative of these terms and other comparable terminology, although not all forward-looking statements are so identified.

All such forward-looking statements, including without limitation, management’s examination of historical operating trends and data, are based upon our current expectations and various assumptions, data available from third parties and apply only as of the date of this report. Our expectations and beliefs are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control.

Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, changes in and the successful execution of our restructuring and cost reduction initiatives discussed herein and the market reaction thereto, changes in general industry and market conditions, increased competition, higher raw material, fuel and energy costs, changes in consumer preferences for end products, customer losses and changes in regulatory conditions, customer bankruptcies, consolidations or restructuring, divestiture of customer brands, the economic outlook for the Company’s markets, fluctuation of foreign currencies, fluctuation in vehicle production schedules for which the Company is a supplier, market acceptance of our new products, continued uncertainty in program awards and performance, the financial results of companies in which Autoliv has made technology investments or joint venture arrangements, pricing negotiations with customers, increased costs, supply issues, product liability, warranty and recall claims and other litigation, possible adverse results of pending or future litigation or infringement claims, tax assessments by governmental authorities, legislative or regulatory changes, political conditions, dependence on customers and suppliers, as well the risks identified in Item 1A “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2009.

Except for the Company’s ongoing obligation to disclose information under the U.S. federal securities laws, the Company undertakes no obligation to update publicly or revise any forward-looking statements whether as a result of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and we assume no obligation to update any such statements.

Autoliv Inc. Klarabergsviadukten 70, Sec. E P. O. Box 703 81, SE-107 24 Stockholm, Sweden Tel +46 (8) 58 72 06 23, Fax +46 (8) 24 44 93 e-mail: mats.odman@autoliv.com	Autoliv Inc. c/o Autoliv Electronics 26545 American Drive Southfield, MI 48034, USA Tel +1 (248) 475-0427, Fax +1 (801) 625-6672 e-mail: ray.pekar@autoliv.com